Exhibit 10.7

Sedgefield Capital Corporation

2969 Interstate Street	(704) 393-7591
Charlotte, North Carolina 28208

January 19, 2005

PERSONAL AND CONFIDENTIAL
SUBJECT TO A CONFIDENTIALITY AGREEMENT

Mr. Ron Carter
Revolutionary Concepts, Inc.
2622 Ashby Woods
Charlotte, NC 28105

Dear Ron:

Per our discussions, this letter agreement ("Agreement") will confirm our understandings regarding the exclusive engagement of Sedgefield Capital Corporation ("Sedgefield") by Revolutionary Concepts, Inc. (“RCI” or the "Company") to render certain financial advisory services to the Company.

We have reviewed your private placement memorandum dated November 9, 2004, your business plan and the projected profit and loss statements provided by you. We have assumed that all are accurate. Based upon these representations, we have formulated the following recommendations to RCI. We believe this structure offers the best and most realistic initial market capitalization for RCI.

1. Terms of Offering.

We discussed the commencement by RCI of a private placement of securities under exemptions afforded by Regulation D, Rule 506 as promulgated by the Securities & Exchange Commission. The Company would privately offer units of securities to qualified investors at an offering price of $5,000.00 per Unit. Each Unit would consist of 10,000 shares of common stock, 10,000 Class A Warrants and 10,000 Class B Warrants. The Class A Warrants would have an exercise price of $0.65 and the Class B Warrants would have an exercise price of $0.90. Each warrant would be exercisable for one share of RCI common stock for a period of two years from registration. The warrants may be redeemed by the Company, at the company’s election, for $0.05 per warrant upon meeting certain conditions.

This structure would provide the Company an opportunity to raise $500,000 in capital from the sale of 100 Units. In addition, it would provide the Company an opportunity to raise an additional $650,000 from the exercise of the Class A Warrants and $900,000 from the exercise of the Class B Warrants. If all Units are sold and all warrants exercised, the Company would receive gross proceeds of $2,050,000 from this plan.

On a fully diluted basis there would be 20,000,000 shares outstanding after the offering and exercise of all warrants. The figure breaks down as follows:

a. 16,000,000 shares to RCI principals, representing 80% of the Company;
b. 3,000,000 shares to the investors, representing 15% of the Company; and
c. 1,000,000 shares to Sedgefield and its associates, representing a total of 5.0%.

Upon successful completion of the private offering, we would assist the Company in a follow on public registration of securities through a process generally known as a “selling shareholders” offering. The public filing is expected to include a registration statement with the Securities & Exchange Commission to register the sale of the common stock shares, the sale, transfer and exercise of the warrants and subsequent resale of the underlying common stock or other securities. This would permit the public resale of the Company’s registered securities and the implementation of a public trading market.

In short, the Company would publicly register the securities that were offered in the private transaction, thereby taking RCI public by registering the holdings of those shareholders. The registration process provides an exit strategy for the private placement offerees, makes the offering more attractive to offerees and provides the Company with a liquid market for financial management. We believe this structure also presents an outstanding investment possibility for the private offerees.

2.  Services.

In connection with this plan, we will provide the following services:

(a)
Selection of and engaging experienced securities counsel to clearing the 504 or 506 exemption under Regulation D, including preparation of a suitable private placement memorandum (PPM), subscription agreements, accredited investor questionnaires, along with required forms and filings with the Securities & Exchange Commission and state regulatory officials;

(b)	Assisting with the planning and structure of the Private Placement Memorandum

(c)	Selection of and engaging experienced counsel to assist with corporate actions establishing an appropriate capitalization, including preparation of amendments, Board resolutions and related actions;

(d)	Attendance at meetings, roadshows and otherwise;

(e)
Selection of and engaging experienced securities counsel for the closing of the Private Placement, including final forms to the SEC and state regulators, and escrow release arrangements in compliance with 10b-9;

Assuming the successful completion of the private placement, we will then undertake the following services:

(f)
Selection of and engaging experienced securities counsel for the preparation of a suitable registration statement on Form SB-2 or other suitable registration statement or offering circular for filing with the SEC and state regulators;

(g)	Assist with actions required by the Company, including Form ID, Forms 3, 4, and 5 and related documents, and establishment of audit and executive committees;

(h)	Assist with selection of transfer agents, investment relations firms, broker dealers and market makers;

(i)	Assist the Company with its application for listing in a recognized securities manual such as Standard & Poor’s, Mergent, or similar listings;

(j)	Coordinate introductions and consultations to potential brokers, placement agents, and market makers;

(k)	A review of the Company’s processing procedures, including web based tools;

(l)	A review of the human resource, personnel and organizational policies and recommendations for payroll and personnel software, policies and procedures;

(m)	Assist with the selection of a PCOAB auditor for initial and ongoing audit and financial review for filings;

(n)	General management consulting on business operations.

The Company agrees to pay Sedgefield for its services with a financial advisory fee ("Advisory Fee") as follows:

a.
$10,000 upon the signing of this agreement, which shall cover the costs of the initial management consulting and the services of an attorney for preparation of the private placement memorandum and legal opinion regarding the exemptions under Regulation D and guidance on restructuring of the current share structure;

b.	Additional payment(s) totaling $150,000 (payment may be made from the proceeds from the PPM) to cover the costs of:

i.	Legal expenses in connection with the public offering;
ii.	Costs of initial listing in a recognized securities manual such as Standard & Poors or Mergent;
iii.	Registration costs and fees to the Securities & Exchange Commission;
iv.	Costs of “edgarization” of all filed documents until effectiveness;
v.	Costs of printing of prospectus and preliminary prospectus;
vi:	Costs of wire services, press releases or corporate announcements until effectiveness;
vii	Costs of filing fees with the National Association of Securities Dealers and market maker applications for pinksheets or OTCBB;
viii.	Costs to establish transfer agent and registrar for common stock and warrants;

c.	Incidental costs incurred by us including reasonable out-of-pocket fees, expenses and costs, including, items such as travel, accommodations, telephone, courier and delivery and

d.	1,000,000 shares of the proposed common stock outstanding including the PPM and share restructuring, upon the signing of this Agreement, to be included in the registration of the public offering.

3. Scope of Agreement.

We will engage and pay for the services of an experienced securities attorney licensed to practice law before the United States Securities & Exchange Commission. The attorney will be engaged by us solely to act as special securities counsel for legal and financial advisory services. We understand that his client is the Company and not us or the individual officers, directors or shareholders.

We may also assist in the selection of an auditor on your behalf that is qualified under the rules of Sarbanes-Oxley to issue audit reports for companies filing with the Securities & Exchange Commission, that is in good standing with the Public Company Accounting Oversight Board to issue audits required to be included in the filings. PPS will be responsible for any and all related fees for accounting and audit work.

We are not your advisers in tax or accounting matters nor with respect to legal matters outside the scope of this engagement. We serve only as your management consultants. You will evaluate the risks and benefits of our advice and make your business judgments accordingly.

The anti-fraud provisions of federal and state law strictly govern all securities transactions. Any material omission or misrepresentation is illegal and can result in lawsuits, regulatory action or even criminal actions. You agree to indemnify us to the fullest extent permitted by law.

We will rely on the information provided by you, your accountants, counsel, advisers, employees and other representatives in response to these and other inquiries (the "Information"). You agree to furnish us complete and accurate Information concerning the Company. We will ask for complete due diligence materials and officer-director questionnaires. You will also provide us with access to the Company's officers, directors, employees, independent accountants and legal counsel for the purpose of performing or verifying obligations under this Agreement or required by law. If the Information becomes materially inaccurate, incomplete or misleading during our engagement, the Company shall promptly advise us in writing. Accordingly, we assume no responsibility for the accuracy and completeness of the Information. We are nonetheless entitled to rely upon the Information provided to us without independent verification.

This Agreement shall be governed by the laws of the State of North Carolina without regard to the conflict of laws provisions thereof. We also agree that Mecklenburg County, North Carolina shall be the sole venue for resolution of any disputes that may arise under this Agreement.

If this correctly reflects our agreement, please confirm by signing and returning to me, together with the initial payment. Upon our countersignature, this Letter shall constitute a binding agreement.

Very truly yours,

SEDGEFIELD CAPITAL CORPORATION

AGREED TO AND ACCEPTED:

REVOLUTIONARY CONCEPTS, INC.

By:
Name:
Title: